EXHIBIT 99.1

American River Bankshares Reports Third Quarter 2018 Results

SACRAMENTO, Oct. 18, 2018 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.2 million, or $0.20 per diluted share for the third quarter of 2018 compared to $1.1 million, or $0.17 per diluted share for the third quarter of 2017.  For the nine months ended September 30, 2018, net income was $3.8 million or $0.64 per diluted share, compared to $3.6 million or $0.55 per diluted share for the nine months ended September 30, 2017.

“We are pleased to see positive results of our plan coming to fruition,” said David E. Ritchie, Jr., President and CEO of American River Bankshares.  “This is our second consecutive quarter where we have experienced strong loan commitment totals.  Following the $30 million in new loan commitments reported during the second quarter of 2018, we recorded an additional $40 million in loan commitments during the most recent quarter.”  Ritchie continued, “These commitments resulted in an increase in loans outstanding by nearly $20 million during the quarter.  It is also worth noting that we experienced an increase in the net interest margin from 3.36% to 3.44% when compared to last quarter.”

Financial Highlights

  During the third quarter of 2018, net loans increased $19.8 million (6.8%) and core deposits decreased $5.3 million (1.1%).  Net loans decreased $11.9 million (3.7%) from September 30, 2017 to September 30, 2018.  Core deposits increased $28.1 million (6.0%) from September 30, 2017 to September 30, 2018.
  The net interest margin for the third quarter of 2018 was 3.44%, compared to 3.32% for the third quarter of 2017.  The net interest margin for the nine months ended September 30, 2018 was 3.36%, compared to 3.39% for the nine months ended September 30, 2017.
  Net interest income was $5.3 million in the third quarter of 2018, compared to $4.8 million in the third quarter of 2017.  For the nine months ended September 30, 2018, net interest income was $15.1 million, compared to $14.5 million for the nine months ended September 30, 2017.
  The allowance for loan and lease losses was $4.3 million (1.38% of total loans and leases) at September 30, 2018, compared to $4.6 million (1.39% of total loans and leases) at September 30, 2017.  Nonperforming loans decreased from $2.3 million at September 30, 2017 to $376,000 at September 30, 2018.  The allowance for loan and lease losses was 11.52 times the nonperforming loans and leases at September 30, 2018, compared to 1.96 times at September 30, 2017.
  Shareholders’ equity was $71.7 million at September 30, 2018 compared to $82.3 million at September 30, 2017.  Tangible book value per share was $9.45 at September 30, 2018 compared to $10.31 at September 30, 2017.  Book value per share was $12.23 at September 30, 2018 compared to $12.87 at September 30, 2017.
  There were no repurchases of common stock during the most recent quarter.  For the first nine months of 2018, the Company repurchased a total of 298,778 shares at an average price of $15.53 per share.  The Company has nearly completed the 2018 Stock Repurchase Program, which allowed for the purchase of up to 306,618 shares of common stock during 2018.  The Company continued the quarterly cash dividend by paying a $0.05 per share cash dividend on August 15, 2018.
  The Company continues to maintain strong capital ratios.  At September 30, 2018 the Leverage ratio was 9.0% compared to 10.3% at September 30, 2017; the Tier 1 Risk-Based Capital ratio was 16.6% compared to 18.8% at September 30, 2017; and the Total Risk-Based Capital ratio was 17.9% compared to 20.0% at September 30, 2017.

Northern California Economic Update, September 30, 2018.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Commercial real estate and employment data continued to be positive in the markets we serve.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2017 to fourth quarter 2016, commercial real estate vacancies improved in all segments.  Office vacancy decreased from 11.6% to 10.8%, retail vacancy decreased from 10.3% to 9.1%, and industrial vacancy decreased from 8.1% to 5.9%.  As of second quarter 2018, Sacramento area vacancy rates for all three segments decreased further to 10.4% for office, 9.0% for retail, and 4.8% for industrial.

In Sonoma County, when comparing fourth quarter 2017 to fourth quarter 2016, commercial real estate vacancies continued to improve.  Office vacancy decreased from 14.7% to 12.5%, retail vacancy remained flat at 3.8%, and industrial vacancy decreased from 5.8% to 4.6%.   As of second quarter 2018, Sonoma County’s retail and industrial vacancies decreased further to 3.7% and 4.0% respectively, while office vacancies increased slightly to 12.7%.

In all segments (office, retail, and industrial), the Greater Sacramento area reported positive absorption from June 30, 2016 through June 30, 2018.  Sonoma County and the City of Santa Rosa also reported (when data is available) positive absorption over this same time period for the office and industrial segments (retail data is not available).

In Greater Sacramento, commercial lease rates have experienced little change from June 30, 2016 through June 30, 2018 with lease rates ranging from the following: office: $1.71/SF to $1.88/SF; retail: $1.33/SF to $1.38/SF; and industrial: $0.46/SF to $0.53/SF.  Second quarter 2018 lease rates represented the top of the range in all three segments at $1.88 per square foot for office, $1.38 for retail, and $0.53 for industrial.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2016 ranged from $1.75/SF to $2.25/SF depending on the quality of the property.  Industrial rents ranged from $0.85/SF to $0.95/SF with light industrial in certain cases ranging from $1.15/SF to $1.40/SF.   At December 31, 2017, office rental rates ranged from $1.75/SF to $2.35/SF and industrial rates ranged from $.90/SF to $1.10/SF.   There was no retail rental rate data available for Santa Rosa for these time periods or in 2018 year-to-date.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Sacramento area has reflected high occupancy from June 30, 2016 through June 30, 2018.  The highest occupancy rate within this time range was in second quarter 2016 at 97.9%, and the lowest was first quarter 2018 at 96.3%.  As of second quarter 2018, occupancy was 96.4%.  Monthly lease rates during this period ranged from $1,192 in second quarter 2016 to $1,374 in second quarter 2018.

The trailing 12-month cap rates from June 30, 2016 through June 30, 2018 ranged with minor fluctuations from a low of 5.90% in second quarter 2016 to a high of 6.10% in third quarter 2017.   Since that time, a slight decrease has occurred quarter over quarter, and as of second quarter 2018, the rate was 5.44%.   The median sales price increased from $106,571 per unit in fourth quarter 2017 to $110,119 per unit in the first quarter 2018.  The average sale price in second quarter 2018 was $137,691 per unit.  Similar data for the Sonoma and Amador markets are currently unavailable.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Looking at the past two years; compared to December 2015, national unemployment decreased from 5.0% to 4.7% in December 2016, and to 4.1% in December 2017.  As of August 2018, national unemployment dropped further to 3.9%.

California unemployment was 5.9% at December 31, 2015, and 5.3% at December 31, 2016.  As of December 2017, the rate decreased further to 4.5%, and as of August 2018, the rate was 4.2%.  The number of employed Californians continues to increase.  There were 17.9 million employed at the end of 2015, 18.2 million at the end of 2016, and 18.5 million at the end of 2017.  The State added another 28,000 jobs during the first eight months in 2018.

At December 31, 2015, all three of our markets reported lower unemployment rates than at year end 2014.   Unemployment rates at the time were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  When comparing December 31, 2016 to December 31 2017, unemployment rates decreased from 5.0% to 3.8% in the Sacramento MSA and 3.7% to 2.8% in the Santa Rosa-Petaluma MSA.  As of month-end August 2018, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased to 3.8% and 2.7% respectively.

Over the same period, Amador County has been higher than the State level in nearly every quarter.  Amador County has however shown improvement reaching 6.2% at December 31, 2015, 5.9% at December 31, 2016, and 4.2% at December 31, 2017.  As of August 2018, the unemployment rate decreased further to 3.8% and is now below the State average.

Job growth was positive in all of our markets during the past two calendar years.  Compared to December 2015, job growth was 1.81%, 1.38% and 4.87% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively as of December 2016.  Comparing December 2016 to December 2017, job growth was 2.66% for the Sacramento MSA, 2.41% in the Santa Rosa-Petaluma MSA and 2.80% in Amador County.  As of August 2018, job growth in 2018 was very slight at 0.19% for Sacramento MSA; Santa Rosa MSA and Amador County continued to see respectable job growth at 1.57% and 1.79% respectively.

Balance Sheet Review

American River Bankshares’ assets totaled $670.0 million at September 30, 2018, compared to $655.6 million at December 31, 2017, and $655.6 million at September 30, 2017.

Net loans totaled $310.3 million at September 30, 2018, compared to $308.7 million at December 31, 2017, and $322.2 million at September 30, 2017.

The loan portfolio at September 30, 2018 included: real estate loans of $280.2 million (89% of the portfolio), commercial loans of $24.5 million (8% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $10.1 million (3% of the portfolio).  The real estate loan portfolio at September 30, 2018 includes: owner-occupied commercial real estate loans of $69.2 million (25% of the real estate portfolio), investor commercial real estate loans of $121.5 million (43% of the real estate portfolio), multi-family real estate loans of $65.3 million (23% of the real estate portfolio), construction and land development loans of $7.5 million (3% of the real estate portfolio) and residential real estate loans of $16.7 million (6% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned (“OREO”).  Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection.  NPAs were $1.3 million at September 30, 2018 compared to $2.9 million at December 31, 2017 and $3.3 million at September 30, 2017.  The NPAs to total assets ratio decreased to 0.20% at the end of September 2018 from 0.44% at December 31, 2017 and from 0.50% one year ago.  The Company’s largest nonaccrual loan at June 30, 2018 was a participation in a shared national credit to a large retailer that filed for bankruptcy in 2017.  The net loan balance at June 30, 2018 was just under $1.4 million and carried a $200,000 specific reserve.  In the third quarter of 2018, the Company sold the loan, charged off the $200,000 specific reserve and an additional $13,000, both of which were charged to the allowance for loan and lease losses, reducing the Company’s loan balance to zero.  No additional losses were recognized on this loan or any other loan during the third quarter of 2018.

At September 30, 2018, December 31, 2017 and September 30, 2017, the Company had one OREO property totaling $961,000.  During the third quarter of 2018, the Company did not add, sell, or modify the value of any OREO properties.  At September 30, 2018, December 31, 2017, and September 30, 2017 there was not a valuation allowance for OREO properties.

Loans measured for impairment were $9.3 million at the end of September 2018, a decrease from $13.8 million at December 31, 2017, and a decrease from $17.6 million a year ago.  Specific reserves of $181,000 were held on the impaired loans at September 30, 2018, compared to $355,000 at December 31, 2017 and $404,000 at September 30, 2017.  There was a provision for loan and lease losses of $50,000 in the third quarter and first nine months of 2018 compared to a provision for loan and lease losses of $300,000 in the third quarter and first nine months of 2017.  The Company had net charge-offs of $210,000 in the third quarter of 2018 compared to net charge-offs of $630,000 in the third quarter of 2017.  For the first nine months of 2018, the Company had net charge-offs of $196,000 compared to net charge-offs of $571,000 in the first nine months of 2017.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.9 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $277.6 million at September 30, 2018, up $14.9 million (5.7%) from $262.7 million at December 31, 2017 and up $27.3 million (10.9%) from $250.3 million at September 30, 2017.  At September 30, 2018, the investment portfolio was comprised of 90% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 6% obligations of states and political subdivisions, 2% corporate bonds, and 2% U.S. Treasuries.

At September 30, 2018, total deposits were $575.8 million, compared to $556.1 million at December 31, 2017 and $550.9 million one year ago.  Core deposits increased $28.1 million (6.0%) to $498.8 million at September 30, 2017 from $470.7 million at September 30, 2017 and increased $22.4 million (4.7%) from $476.4 million at December 31, 2017.  The Company considers all deposits except time deposits as core deposits.

At September 30, 2018, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 13%, money market balances accounted for 26% and time certificates were 14% of total deposits.  At September 30, 2017, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 24% and time certificates were 15% of total deposits.

Shareholders’ equity decreased $5.2 million (6.7%) to $71.7 million at September 30, 2018 compared to $76.9 million at December 31, 2017 and $10.5 million (12.8%) from $82.3 million at September 30, 2017.   The decrease in equity from December 31, 2017 was due to a decrease in common stock of $4.3 million primarily related to repurchases made under the 2018 Stock Repurchase Program and a $3.8 million decrease in accumulated other comprehensive income related to a decrease in the unrealized gain on securities, resulting from the rise in market interest rates, partially offset by an increase in Retained Earnings of $2.9 million due to the net income for the year less cash dividends declared.

Net Interest Income

The net interest income during the third quarter of 2018 increased $454,000 (9.5%) from $4.8 million to $5.3 million during the third quarter of 2017.  For the nine months ended September 30, 2018, net interest income increased $631,000 (4.4%) from $14.5 million to $15.1 million from the nine months ended September 30, 2017.  The net interest margin as a percentage of average earning assets was 3.44% in the third quarter of 2018, compared to 3.36% in the second quarter of 2018 and 3.32% in the third quarter of 2017.  For the nine months ended September 30, 2018, the net interest margin was 3.36% compared to 3.39% for the nine months ended September 30, 2017.  Interest income for the third quarter of 2018 increased $584,000 (11.5%) to $5.7 million from $5.1 million for the third quarter of 2017 and for the nine months ended September 30, 2018, interest income increased $974,000 (6.4%) to $16.2 million from $15.3 million for the nine months ended September 30, 2017.

The average tax equivalent yield on earning assets increased from 3.51% in the third quarter of 2017 to 3.70% for the third quarter of 2018 and increased from 3.57% for the nine months ended September 30, 2017 to 3.61% in the nine months ended September 30, 2018.  Much of the increase in yields from the three months ending September 30, 2017 to September 30, 2018 results from higher rates on loans and investments.  The yield on loans increased from 4.48% during the third quarter of 2017 to 4.71% during the third quarter of 2018 and the yield on investments increased from 2.33% during the third quarter of 2017 to 2.81% during the third quarter of 2018, both of these increases can be attributed to an overall higher interest rate market.

The average balance of earning assets increased $26.7 million (4.6%) from $585.0 million in the third quarter of 2017 to $611.7 million in the third quarter of 2018 and for the nine months ended September 30, 2018, increased $24.6 million (4.2%) to $607.3 million from $582.7 million for the nine months ended September 30, 2017.  The primary reason for the increase in average earning assets results from increased balances in investments and Federal funds sold.  Average investments increased $24.8 million (9.5%) from $260.9 million in the third quarter of 2017 to $285.7 million in the third quarter of 2018.  The average balance of Federal funds sold increased from zero in the third quarter of 2017 to $24.4 million in the third quarter of 2018.  Average investments increased $19.8 million (7.6%) from $261.7 million in the first nine months of 2017 to $281.5 million in the first nine months of 2018.  The average balance of Federal funds sold increased from zero in the first nine months of 2017 to $20.1 million in the first nine months of 2018.

Interest expense for the third quarter of 2018 increased $130,000 (46.6%) to $409,000 from $279,000 for the third quarter of 2017 and for the nine months ended September 30, 2018 increased $343,000 (44.3%) to $1.1 million from $773,000 for the nine months ended September 30, 2017.  The increase in interest expense is related to an overall higher interest rate environment.  The average cost of funds increased from 0.31% in the third quarter of 2017 to 0.43% in the third quarter of 2018 and from 0.29% in the first nine months of 2017 to 0.39% in the first nine months of 2018.  Average deposits increased $35.2 million (6.5%) from $544.4 million during the third quarter of 2017 to $579.6 million during the third quarter of 2018.  Average borrowings remained consistent at $15.6 million during the third quarter of 2017 compared to the third quarter of 2018 while the yield increased 0.20%, during that same time period, due to rising borrowing rates.

Noninterest Income and Expense

Noninterest income for the third quarters of 2017 and 2018 was $377,000 and for the nine months ended September 30, 2018 was $1.1 million, a decrease of $106,000 (8.6%) compared to $1.2 million for the nine months ended September 30, 2018.  For the nine months ended September 30, the decrease in noninterest income was predominately related to a decrease in gain on sale of securities from a gain of $161,000 in 2017 to a gain of $19,000 in 2018.

Noninterest expense increased $691,000 (20.9%) from $3.3 million in the third quarter of 2017 to $4.0 million in the third quarter of 2018, and increased $1.1 million (10.6%) from $10.1 million for the nine months ended September 30, 2017 to $11.2 million in 2018.  The predominant variance between the third quarters of 2017 and 2018 and the nine months ended September 30 for each year was the increase in salaries and benefits of $449,000 (21.4%), quarter over quarter, and $938,000 (14.8%), year over year.  There has been one newly created Chief Lending Officer position and multiple vacant Relationship Manager positions filled in late 2017 and early 2018.

The fully taxable equivalent efficiency ratio for the third quarter of 2018 increased to 70.5% from 62.8% in the third quarter of 2017 and for the nine months ended September 30, 2018, increased to 68.2% from 63.1% for the nine months ended September 30, 2017.

Provision for Income Taxes

Federal and state income taxes for the quarter ended September 30, 2018 decreased by $31,000 (6.8%) from $459,000 in the third quarter of 2017 to $428,000 in the third quarter of 2018 and decreased $481,000 (28.0%) from $1.7 million in the first nine months of 2017 to $1.2 million in the first nine months of 2018.  The lower provision for taxes in 2018 compared to 2017 primarily resulted from the lower federal tax rate effective January 1, 2018 of 21% compared to 34% in prior year.

Earnings Conference Call

The third quarter earnings conference call will be held Thursday, October 18, 2018 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David E. Ritchie, Jr., President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 7985160#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2018 and a 34% effective tax rate for 2017 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Adjustments made to reflect certain expenses

During the fourth quarter of 2017, the Company recorded expenses related to a change in leadership as well as higher than historical income tax expense resulting from the Tax Cuts and Jobs Act that was signed into law on December 22, 2017.  Management believes that presenting the net income and earnings per share adjusted for these items provides investors with useful information in understanding the financial performance on a comparative basis.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Dias
Vice President, Marketing
American River Bankshares
916-231-6717

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	September 30,	December 31,	September 30,
ASSETS	2018	2017	2017
Cash and due from banks	$24,634	$38,467	$37,233
Federal funds sold	10,000	-	-
Interest-bearing deposits in banks	1,746	1,746	1,248
Investment securities	277,580	262,700	250,283
Loans & leases:
Real estate	280,172	285,153	297,143
Commercial	24,526	25,377	26,753
Other	10,104	2,863	3,120
Deferred loan and lease origination fees, net	(148)	(202)	(227)
Allowance for loan and lease losses	(4,332)	(4,478)	(4,551)
Loans and leases, net	310,322	308,713	322,238
Bank premises and equipment, net	1,072	1,158	1,226
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,932	3,932	3,932
Other real estate owned, net	961	961	961
Accrued interest receivable and other assets	23,426	21,624	22,202
	$669,994	$655,622	$655,644

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$209,322	$215,528	$205,938
Interest checking	64,682	64,709	66,707
Money market	150,050	130,032	131,545
Savings	74,765	66,130	66,482
Time deposits	77,001	79,681	80,270
Total deposits	575,820	556,080	550,942
Short-term borrowings	6,500	3,500	2,000
Long-term borrowings	9,000	12,000	13,500
Accrued interest and other liabilities	6,939	7,121	6,947
Total liabilities	598,259	578,701	573,389

SHAREHOLDERS' EQUITY
Common stock	$30,165	$34,463	$38,139
Retained earnings	45,660	42,779	43,437
Accumulated other comprehensive (loss) income	(4,090)	(321)	679
Total shareholders' equity	71,735	76,921	82,255
	$669,994	$655,622	$655,644

Ratios:
Nonperforming loans and leases to total loans and leases	0.12%	0.60%	0.71%
Net recoveries to average loans and leases (annualized)	0.28%	0.25%	0.77%
Allowance for loan and lease losses to total loans and leases	1.38%	1.43%	1.39%

American River Bank Capital Ratios:
Leverage Capital Ratio	9.05%	9.32%	10.42%
Common Equity Tier 1 Risk-Based Capital	16.60%	17.71%	18.55%
Tier 1 Risk-Based Capital Ratio	16.60%	17.71%	18.55%
Total Risk-Based Capital Ratio	17.85%	18.96%	19.80%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	9.00%	9.45%	10.33%
Tier 1 Risk-Based Capital Ratio	16.63%	18.08%	18.75%
Total Risk-Based Capital Ratio	17.88%	19.34%	20.00%

Nonperforming loans	376	1,892	2,317
Nonperforming assets	1,337	2,853	3,278

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Third		For the Nine Months
	Quarter	Quarter	%	Ended September 30,		%
	2018	2017	Change	2,018	2017	Change
Interest income	$5,666	$5,082	11.5%	$16,230	$15,256	6.4%
Interest expense	409	279	46.6%	1,116	773	44.4%
Net interest income	5,257	4,803	9.5%	15,114	14,483	4.4%
Provision for loan and lease losses	50	300	83.3%	50	300	83.3%
Noninterest income:
Service charges on deposit accounts	119	117	1.7%	352	348	1.1%
Gain on sale of securities	8	19	(57.9)%	19	161	(88.2)%
Other noninterest income	250	241	3.7%	758	726	4.4%
Total noninterest income	377	377	-%	1,129	1,235	(8.6)%
Noninterest expense:
Salaries and employee benefits	2,551	2,102	21.4%	7,274	6,336	14.8%
Occupancy	267	262	1.9%	791	793	(0.3)%
Furniture and equipment	141	141	-%	415	439	(5.5)%
Federal Deposit Insurance Corporation assessments	52	51	2.0%	158	156	1.3%
Expenses related to other real estate owned	10	4	150.0%	12	36	(66.7)%
Other expense	982	752	30.6%	2,531	2,350	7.7%
Total noninterest expense	4,003	3,312	20.9%	11,181	10,110	10.6%
Income before provision for income taxes	1,581	1,568	0.8%	5,012	5,308	(5.6)%
Provision for income taxes	428	459	(6.8)%	1,237	1,718	(28.0)%
Net income	$1,153	$1,109	4.0%	$3,775	$3,590	5.2%

Basic earnings per share	$0.20	$0.18	11.1%	$0.64	$0.56	14.3%
Diluted earnings per share	$0.20	$0.17	17.6%	$0.64	$0.55	16.4%

Net interest margin as a percentage of
average earning assets	3.44%	3.32%		3.36%	3.39%

Average diluted shares outstanding	5,864,827	6,366,032		5,925,677	6,481,569

Operating Ratios (annualized):
Return on average assets	0.68%	0.68%		0.74%	0.74%
Return on average equity	6.37%	5.37%		6.95%	5.82%
Return on average tangible equity	8.24%	6.71%		8.97%	7.26%
Efficiency ratio (fully taxable equivalent)	70.49%	62.75%		68.17%	63.13%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2018	2018	2018	2017	2017
Interest income	$5,666	$5,498	$5,066	$5,158	$5,082
Interest expense	409	378	329	288	279
Net interest income	5,257	5,120	4,737	4,870	4,803
Provision for loan and lease losses	50	-	-	150	300
Noninterest income:
Service charges on deposit accounts	119	116	117	117	117
Gain on sale of securities	8	10	1	-	19
Other noninterest income	250	254	254	244	241
Total noninterest income	377	380	372	361	377
Noninterest expense:
Salaries and employee benefits	2,551	2,517	2,206	2,584	2,102
Occupancy	267	262	262	260	262
Furniture and equipment	141	136	138	147	141
Federal Deposit Insurance Corporation assessments	52	53	53	50	51
Expenses related to other real estate owned	10	(3)	5	8	4
Other expense	982	863	686	890	752
Total noninterest expense	4,003	3,828	3,350	3,939	3,312
Income before provision for income taxes	1,581	1,672	1,759	1,142	1,568
Provision for income taxes	428	403	406	1,534	459
Net income (loss)	$1,153	$1,269	$1,353	$(392)	$1,109

Basic earnings (loss) per share	$0.20	$0.22	$0.23	$-0.06	$0.18
Diluted earnings (loss) per share	$0.20	$0.22	$0.22	$-0.06	$0.17

Net interest margin as a percentage of
average earning assets	3.44%	3.36%	3.29%	3.39%	3.32%

Average diluted shares outstanding	5,864,827	5,882,914	6,032,787	6,253,475	6,366,032
Shares outstanding-end of period	5,864,802	5,864,802	5,882,214	6,132,362	6,392,570

Operating Ratios (annualized):
Return on average assets	0.68%	0.75%	0.80%	-0.24%	0.68%
Return on average equity	6.37%	7.09%	7.39%	-1.95%	5.37%
Return on average tangible equity	8.24%	9.18%	9.47%	-2.45%	6.71%
Efficiency ratio (fully taxable equivalent)	70.49%	68.91%	64.81%	73.99%	62.75%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of adjusted net income and diluted earnings per share excluding the impact of the Tax Act and expenses related to the leadership change for each of the dates indicated:

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2018	2018	2018	2017	2017
Reported net income (loss)	$1,153	$1,269	$1,353	$(392)	$1,109
Impact of Tax Act	-	-	-	1,220	-
Expense related to leadership change	-	-	-	676	-
Tax effect on leadership expenses	-	-	-	304
Adjusted net income	$1,153	$1,269	$1,353	$1,200	$1,109

Reported diluted earnings (loss) per share	$0.20	$0.22	$0.22	$-0.06	$0.17
Adjusted diluted earnings per share	$0.20	$0.22	$0.22	$0.19	$0.17

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended September 30,	2018			2017
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$286,261	$3,405	4.72%	$308,679	$3,496	4.49%
Tax-exempt loans and leases	13,673	152	4.41%	14,225	147	4.10%
Taxable investment securities	270,014	1,902	2.79%	237,907	1,292	2.15%
Tax-exempt investment securities	15,690	122	3.08%	22,855	241	4.18%
Corporate stock	-	-	-	97	-	0.00%
Federal funds sold	24,359	120	1.95%	-	-	-
Interest-bearing deposits in banks	1,746	10	2.27%	1,248	4	1.27%
Total earning assets	611,743	5,711	3.70%	585,011	5,180	3.51%
Cash & due from banks	26,272			30,229
Other assets	40,343			39,063
Allowance for loan & lease losses	(4,399)			(4,876)
	$673,959			$649,427

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$212,872	$63	0.12%	$195,270	$34	0.07%
Savings	72,580	6	0.03%	65,458	6	0.04%
Time deposits	77,411	277	1.42%	80,232	184	0.91%
Other borrowings	15,630	63	1.60%	15,587	55	1.40%
Total interest bearing liabilities	378,493	409	0.43%	356,547	279	0.31%
Noninterest bearing demand deposits	216,732			203,473
Other liabilities	6,887			7,482
Total liabilities	602,112			567,502
Shareholders' equity	71,847			81,925
	$673,959			$649,427
Net interest income & margin		$5,302	3.44%		$4,901	3.32%

Nine months ended September 30,	2018			2017
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$290,142	$10,216	4.71%	$305,467	$10,384	4.54%
Tax-exempt loans and leases	13,809	458	4.43%	14,357	503	4.68%
Taxable investment securities	261,482	4,930	2.52%	238,775	3,978	2.23%
Tax-exempt investment securities	19,983	494	3.31%	22,797	663	3.89%
Corporate stock	-	-	-	95	16	22.52%
Federal funds sold	20,139	268	1.78%	-	-	-
Interest-bearing deposits in banks	1,744	23	1.76%	1,209	9	1.00%
Total earning assets	607,299	16,389	3.61%	582,700	15,553	3.57%
Cash & due from banks	37,537			32,902
Other assets	39,678			39,099
Allowance for loan & lease losses	(4,458)			(4,856)
	$680,056			$649,845

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$219,797	$196	0.12%	$197,606	$104	0.07%
Savings	70,785	19	0.04%	64,072	16	0.03%
Time deposits	78,761	730	1.24%	81,385	501	0.82%
Other borrowings	15,544	171	1.47%	15,529	152	1.31%
Total interest bearing liabilities	384,887	1,116	0.39%	358,592	773	0.29%
Noninterest bearing demand deposits	215,537			201,227
Other liabilities	7,013			7,559
Total liabilities	607,437			567,378
Shareholders' equity	72,619			82,467
	$680,056			$649,845
Net interest income & margin		$15,273	3.36%		$14,780	3.39%